Exhibit 19.1
IRIDIUM COMMUNICATIONS INC.
INSIDER TRADING POLICY
(ADOPTED DECEMBER 5, 2024)
____________________________________________________________________________
INTRODUCTION
During the course of your relationship with Iridium Communications Inc. (“Iridium”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Iridium or other publicly traded companies. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Iridium’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Iridium securities and in the securities of other applicable publicly traded companies, in each case by our employees, directors and consultants who are advised that they are subject to this policy and the other persons or entities subject to this policy as described below. In addition to the body of the policy, please also see Frequently Asked Questions attached as Exhibit A.
STATEMENT OF POLICY
It is the policy of Iridium that an employee, director or consultant of Iridium (or any other person or entity subject to this policy) who is aware of material nonpublic information relating to Iridium may not, directly or indirectly:
1.engage in any transactions in Iridium’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.recommend the purchase or sale of any Iridium’s securities;
3.disclose material nonpublic information to persons within Iridium whose jobs do not require them to have that information, or outside of Iridium to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Iridium’s policies regarding the protection or authorized external disclosure of information regarding Iridium; or
4.assist anyone engaged in the above activities.
The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Iridium at the time of the transaction.
The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Iridium’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Iridium that no employee, director or consultant of Iridium (or any other person or entity subject to this policy) may either (a) recommend to another person or entity that they buy, hold or sell Iridium’s securities at any time or (b) disclose material nonpublic information to persons within Iridium whose jobs do not require them to have that information, or outside of Iridium to other persons (unless the disclosure is made in accordance with Iridium’s policies regarding the protection or authorized external disclosure of information regarding Iridium).
In addition, it is the policy of Iridium that no person subject to this policy who, in the course of his or her relationship with Iridium, learns of any confidential information that is material to another publicly traded company, including but not limited to a customer, supplier or partner of Iridium or an economically linked company such as a competitor of Iridium or other industry participant, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.
There are no exceptions to this policy, except as specifically noted above or below.
TRANSACTIONS SUBJECT TO THIS POLICY
This policy applies to all transactions in securities issued by Iridium, as well as derivative securities that are not issued by Iridium, such as exchange-traded put or call options or swaps relating to Iridium’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Iridium’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
PERSONS SUBJECT TO THIS POLICY
This policy applies to you and all other employees, directors and consultants of Iridium and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in Iridium’s securities are directed by you or are subject to your influence or control and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.
MATERIAL NONPUBLIC INFORMATION
Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
•financial results or forecasts;
•significant service interruptions or issues with the constellation;
•other major disruptions in Iridium’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•strategic plans;
•potential mergers, acquisitions, tender offers, or the sale of assets of the Iridium or a subsidiary thereof;
•events pertaining to Iridium’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in Iridium dividend policies or amounts);
•new major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;
•accounting restatements;
•significant communications with government agencies;
•significant changes or developments in suppliers;
•significant pricing changes;
•significant changes in control or senior management;
•the impact on Iridium of significant regulatory or legislative developments;
•major new products, processes or services, or major developments in products, processes or services;
•product recalls;
•establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;
•potential acquisitions of additional technologies;
•notice of issuance of patents or the acquisition of other material intellectual property rights or loss thereof;
•significant changes or developments in technologies or other technological innovations;
•workforce actions, such as layoffs;
•bankruptcies or receiverships; and
•actual or threatened major litigation, or the resolution of such litigation

When information is considered public
The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. For information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information during or after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, Iridium may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.
QUARTERLY TRADING BLACKOUTS
Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees, directors and consultants we have established “quarterly trading blackout periods” during which Iridium employees, directors, consultants and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Iridium securities. That means that, except as described in this policy, all Iridium employees, directors, consultants and their Related Persons will be able to trade in Iridium securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of Iridium’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Iridium securities if you are in possession of material nonpublic information.
For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the day that is two weeks before the end of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of Iridium’s financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, there exists undisclosed information that would make trades by Iridium employees, directors and consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
An Iridium employee, director or consultant who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Legal Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Legal Officer concludes that the person is not in fact aware of any material nonpublic information relating to Iridium or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

EVENT-SPECIFIC TRADING BLACKOUTS
From time to time, an event may occur that is material to Iridium and is known by only a few directors, officers, employees and/or consultants. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer may not trade in Iridium’s securities. In that situation, Iridium will notify the designated individuals that neither they nor their Related Persons may trade in the Iridium’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.
EXCEPTIONS TO THIS POLICY
This policy does not apply in the case of the following transactions, except as specifically noted:

1.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Iridium (or irrevocably elected sell-to-cover transactions) to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Iridium’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes (except in the instance of irrevocably elected sell-to-cover transactions).
2.Option Exercises. This policy does not apply to the exercise of options granted under Iridium’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the company or by delivery to Iridium of already-owned Iridium stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes and such transactions are prohibited when in possession of material nonpublic information or when subject to a trading blackout period.
3. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell Iridium securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of Iridium securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s or consultant’s 10b5-1 Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Iridium at a time when Iridium was not in a trading blackout period and they were not otherwise aware of any material nonpublic information relating to Iridium or the securities subject to the 10b5-1 Trading Plan. Moreover, all 10b5-1 Trading Plans must be reviewed and approved by Iridium before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws. Furthermore, any modification or termination of an established 10b5-1 Trading Plan must be approved in advance by Iridium.
SPECIAL AND PROHIBITED TRANSACTIONS
1.Inherently Speculative Transactions. No Iridium employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Iridium’s securities. Stock options granted under the Company’s stock option plans are not deemed to be derivative securities covered by this restriction.
2.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an Iridium employee, director or consultant to continue to own Iridium’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Iridium employee, director or consultant may no longer have the same objectives as Iridium’s other stockholders. Therefore, Iridium employees, directors and consultants are prohibited from engaging in any such transactions.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Iridium’s securities, Iridium employees, directors and consultants are prohibited from holding Iridium’s securities in a margin account or otherwise pledging Iridium’s securities as collateral for a loan.
4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Iridium employee, director or consultant is in possession of material nonpublic information. Iridium therefore discourages placing standing or limit orders on Iridium’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved 10b5-1 Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.
PRE-CLEARANCE AND ADVANCE NOTICE OF TRANSACTIONS

In addition to the requirements above, officers, directors and other members of management who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Iridium’s securities without first obtaining pre-clearance from Iridium’s Chief Legal Officer or his or her designee in advance. Requests for clearance should be made at least two business days in advance of the desired transaction date. The Chief Legal Officer or his or her designee will then determine whether the Covered Insider may proceed and, if so, will assist with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre-clearance. Iridium may, at its discretion, shorten such period of time.
Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Chief Legal Officer. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the individuals identified in Iridium’s Section 16 Compliance Program so that Iridium may assist in any Section 16 reporting obligations.
SHORT-SWING TRADING, CONTROL STOCK AND SECTION 16 REPORTS
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Iridium’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
POLICY’S DURATION
This policy continues to apply to your transactions in Iridium’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after your relationship with Iridium has ended. If you are aware of material nonpublic information when your relationship with Iridium ends, you may not trade Iridium’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Iridium during a trading blackout period, then you may not trade Iridium’s securities or the securities of other applicable companies until the trading blackout period has ended.
INDIVIDUAL RESPONSIBILITY
Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Iridium and to not engage in transactions in Iridium’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Iridium or any employee or director of Iridium pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Iridium for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.
PENALTIES
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Iridium, including termination of employment. Anyone who has questions about this policy should contact their own attorney or Iridium’s Chief Legal Officer. Please also see Frequently Asked Questions, which are attached as EXHIBIT A.
AMENDMENTS
Iridium is committed to continuously reviewing and updating its policies and procedures. Iridium therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of Iridium’s policies regarding insider trading may be obtained by contacting the Chief Legal Officer.

EXHIBIT A
INSIDER TRADING POLICY
FREQUENTLY ASKED QUESTIONS
1.What is insider trading?
A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If, during the course of your relationship with Iridium, you become aware of material nonpublic information about Iridium and you trade in Iridium’s securities, you have broken the law and violated our insider trading policy. In addition, our insider trading policy provides that if in the course of your relationship with Iridium, you learn of any confidential information that is material to another publicly traded company, including but not limited to a customer, supplier or partner of Iridium or an economically linked company, such as a competitor of Iridium or other industry participant, you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company. For example, if you learn of nonpublic information during the course of your relationship with Iridium that could affect the stock price of an Iridium competitor, you may not trade in that competitor’s stock until the information becomes public or is no longer material.
2.What is material nonpublic information?
A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond, future or other security. This could mean many things: financial results, potential acquisitions or major contracts to name just a few. See the insider trading policy for a list of more examples. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our insider trading policy.
3.Who can be guilty of insider trading?
A: Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at Iridium. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.
4.What if I work in a foreign office?
A: The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as an Iridium director, employee or consultant, our policies apply to you no matter where you work.

5.What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?
A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside Iridium, including spouses, family members, friends or business associates (unless the disclosure is made in accordance with Iridium’s policies regarding the protection or authorized external disclosure of information regarding Iridium). This includes anonymous discussions on the internet about Iridium or companies with which Iridium does business.
6.What if I don’t tell them the information itself; I just tell them whether they should buy or sell?
A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell Iridium’s common stock, or other securities or any derivative security related to Iridium’s common stock or other securities, since that could be a form of tipping.
7.What are the sanctions if I trade on material nonpublic information or tip off someone else?
A: In addition to disciplinary action by Iridium—which may include termination of employment—you may face civil and criminal penalties. Civil sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison up to 20 years and additional fines up to $5 million.
8.What is “loss avoided”?
A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
9.Am I restricted from trading securities of any companies other than Iridium, for example a customer, partner or competitor of Iridium?
A: Yes, you may be restricted from doing so due to your awareness of material nonpublic information. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. You should be particularly conscious of this restriction if, through your position at Iridium, you sometimes obtain sensitive, material information about other companies and their business dealings with Iridium. Please also refer to Question 1 above and our insider trading policy with respect to restrictions on trading in the securities of other public companies.
10.So if I do not trade Iridium securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Iridium stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.
11.So when can I buy or sell my Iridium securities?
A: If you are aware of material nonpublic information, you may not buy or sell our common stock until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade our common stock during any trading “blackout” period. Our insider trading policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods may be announced by email.
12.If I have an open order to buy or sell Iridium securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
A: No, unless it is in connection with a 10b5-1 trading plan (see Question 24 below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our insider trading policy and may also have violated insider trading laws.
13.Am I allowed to trade derivative securities of Iridium’s common stock?
A: No. Under our policies, you may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.
“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.
14.Why does Iridium prohibit trading in derivative securities and short selling?
A: Derivative securities often present a relatively low-cost method of betting on short-term movements in stock price. Derivative trading can cause misalignment between the goal of long-term growth by focusing on short-term stock movements. Derivatives are also frequently used as the vehicle to profit from insider trading, so well-timed, profitable derivative transactions can raise the appearance of impropriety and draw scrutiny from regulators. Short-selling is prohibited because it is betting against the company and is directly contrary to the company’s purpose to build stockholder value.
15.Can I purchase Iridium securities on margin or hold them in a margin account?
A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.
“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.
16.Why does Iridium prohibit me from purchasing Iridium securities on margin or holding them in a margin account?
A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information, and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.
17.Can I pledge my Iridium shares as collateral for a personal loan?
A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.
18.Can I hedge my ownership position in Iridium?
A: Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own Iridium’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Iridium’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.
19.Can I exercise options granted to me under Iridium’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?
A: Yes. You may exercise the options for cash (or via net exercise transaction with the company) and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.
20.Am I subject to trading blackout periods if I am no longer an employee or consultant of Iridium?
A: It depends. If your employment with Iridium ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Iridium ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Iridium, you should not trade in Iridium securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.
21.What if I purchased publicly traded options or other derivative securities before I became an Iridium employee or consultant?
A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information. You also are prohibited from acquiring additional options or derivative securities.
22.May I own shares of a mutual fund that invests in Iridium?
A: Yes.
23.Are mutual fund shares holding Iridium common stock subject to the trading blackout periods?
A: No. You may trade in mutual funds holding Iridium common stock at any time.
24.May I use a “routine trading program” or “10b5-1 plan”?
A: Yes, subject to the requirements discussed in our insider trading policy and any 10b5-1 trading plan guidelines. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker where you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, please contact our legal department.
25.What happens if I violate our insider trading policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Iridium. In addition, you may be subject to criminal and civil sanctions.
26.Who should I contact if I have questions about our insider trading policy or specific trades?
A: You should contact our Chief Legal Officer.